                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

                                FTD CORPORATION
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   1) Title of each class of securities to which transaction applies:
   2) Aggregate number of securities to which transaction applies:
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   4) Proposed maximum aggregate value of transaction:
   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement or number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:
   2) Form, Schedule or Registration Statement No.:
   3) Filing Party:
   4) Date Filed:

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 12, 1997

     The Annual Meeting of the Stockholders of FTD Corporation (the "Meeting") will be held at the offices of FTD Corporation located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515 on Wednesday, November 12, 1997 at 10:00 a.m. CST for the following purposes:

          1. To elect a board of five directors to serve until the next meeting or until their successors are duly elected and qualified; and

          2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 17, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares of Class A Common Stock in person as the Company is not providing proxies herewith or soliciting any proxies.

                                         By Order of the Board of
                                                Directors,

                                          SCOTT D. LEVIN
                                          Secretary

October 22, 1997

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                             INFORMATION STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 12, 1997

INTRODUCTION

     This Information Statement is furnished by the Board of Directors of FTD Corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Wednesday, November 12, 1997 to elect a board of five directors. The Board of Directors has no knowledge of any other business to come before the Meeting.

     The holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on October 17, 1997 (the "Record Date"), are entitled to vote on all matters brought before the Meeting. As of October 17, 1997, there were 6,065,160 shares of Class A Common Stock outstanding.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies.

     This Information Statement is first being mailed to stockholders on or about October 22, 1997. A copy of the Company's Annual Report for the year ended June 30, 1997 is being mailed to all stockholders with this Information Statement.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting to hold office until the next meeting or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least a plurality of shares of Class A Common Stock present or represented at a meeting at which a quorum (a majority of the outstanding shares of Class A Common Stock entitled to vote) is present or represented. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

DIRECTORS

     The following table sets forth the name and age of each nominee for director, the year first elected a director and the positions held by them with the Company.

                                                       YEAR FIRST
                    NAME                        AGE     ELECTED                   POSITION
                    ----                        ---    ----------                 --------
Richard C. Perry............................    42        1994       Chairman of the Board of Directors
Veronica K. Ho..............................    37        1994       Director
Gary K. Silberberg..........................    37        1994       Director
Geoffrey Rehnert............................    40        1994       Director
Habib Y. Gorgi..............................    41        1997       Director

     Set forth below is certain biographical information about each of the Company's directors.

RICHARD C. PERRY

Chairman of the Board of Directors

     Mr. Perry has been Chairman of the Board of Directors of the Company since December 1994. Mr. Perry is also Chairman of the Board of Directors of Florists' Transworld Delivery, Inc., a Michigan company and wholly owned subsidiary of the Company (the "Operating Company"). Mr. Perry is the President and founder of Perry Corp., a private money management firm. Prior to forming Perry Corp. in 1988, Mr. Perry was with Goldman, Sachs & Co. Mr. Perry is an Adjunct Associate Professor at the New York University Stern School of Business Administration. He is also a director of Radio & Records, Inc. and a trustee of the Allen Stevenson School and the Board of Facing History and Ourselves. Mr. Perry received a B.S. from the Wharton School of the University of Pennsylvania in 1977 and an M.B.A. from New York University Graduate School of Business Administration in 1980.

VERONICA K. HO

Director

     Ms. Ho has been a member of the Board of Directors of the Company since December 1994. Ms. Ho served as Vice President of the Company from December 1994 to September 1997. Ms. Ho is a member of the Board of Directors of the Operating Company and a Managing Director of Perry Corp. Before joining Perry Corp. in April 1993, Ms. Ho was Chief Financial Officer of Whitehall Corporation, a producer of defense, electronics, and technology systems, from April 1991 to March 1993. From 1986 to 1991, she was with several private merchant banking firms specializing in management buyouts. Ms. Ho is also a member of the Board of Directors of Radio & Records, Inc. and the New York Advisory Board of Facing History and Ourselves. She received a B.A. from Brown University in Economics and Applied Mathematics in 1982 and an M.B.A. from the Harvard Graduate School of Business Administration in 1986. Ms. Ho is married to Mr. Silberberg.

GARY K. SILBERBERG

Director

     Mr. Silberberg has been a member of the Board of Directors of the Company since December 1994. Mr. Silberberg is also a member of the Board of Directors of the Operating Company. Mr. Silberberg is a Managing Director of Perry Corp. Prior to joining Perry Corp. in April 1994, Mr. Silberberg was a principal of Baker Nye Investments, where he managed an investment portfolio for seven years. Before that time, Mr. Silberberg practiced corporate law with Skadden, Arps, Slate, Meagher & Flom, where he worked on a variety of transactions, including strategic mergers and restructurings. Mr. Silberberg received an Sc.B. in Economics and Applied Mathematics from Brown University in 1982 and a J.D. from Yale Law School in 1985. Mr. Silberberg is married to Ms. Ho.

GEOFFREY REHNERT

Director

     Mr. Rehnert has been a member of the Board of Directors of the Company since December 1994. Mr. Rehnert has been a General Partner and Managing Director of Bain Capital, Inc. ("Bain") since 1986. He is a director of ICON Health & Fitness, Inc., GT Bicycles, Inc., and Kollmorgen Corporation. Mr. Rehnert received a B.A. from Duke University and a J.D. from Stanford Law School.

HABIB Y. GORGI

Director

     Mr. Gorgi has been a member of the Board of Directors of the Company since January 1997. Mr. Gorgi is also a member of the Board of Directors of the Operating Company. Mr. Gorgi is a Managing Director of Fleet Private Equity Company (Fleet Equity Partners), a private equity capital firm which is a subsidiary of Fleet Financial Group, Inc. ("FFG"). Mr. Gorgi serves on the Board of Directors of several non-public companies. Mr. Gorgi earned an B.A. from Brown University in 1978, and an M.B.A. from Columbia University in 1983.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     In the fiscal year ending June 30, 1997, the Board of Directors held two meetings. Mr. Rehnert was not able to attend one of the two meetings. In addition, a number of actions were approved by unanimous written consents of the directors. There were no committees of the Board of Directors. All decisions pertaining to audit, compensation and option grants were under the direct jurisdiction of the full Board of Directors.

DIRECTORS FEES

     Directors of the Company do not receive any fees in connection with their services as members of the Board of Directors. All directors are reimbursed for the reasonable expenses incurred in connection with each meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company currently does not have a compensation committee. All matters which would otherwise be determined by the compensation committee are considered by the entire Board of Directors.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Board of Directors of the Company traditionally performs the functions of a compensation committee, including the review and approval of compensation and terms of employment for all officers of the Company and its subsidiaries. The members of the Board of Directors in fiscal 1997 were Richard C. Perry, Veronica K. Ho, Geoffrey Rehnert, Gary K. Silberberg and Habib Y. Gorgi.

     The Company's executive compensation is intended to attract high-caliber executives at the Company and Operating Company levels and to reward, retain and motivate management based on corporate and individual annual and long-term business performance. The primary component of compensation has been base salary, however approximately 30 key employees of the Company and the Operating Company are covered by the Key Management Incentive Plan ("KMIP"), which provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals. The Company also awards stock options to its officers and other employees pursuant to the FTD Corporation 1994 Stock Award and Incentive Plan (the "Option Plan"). Such awards are designed to provide incentives to the participating officers and key employees that are linked directly to increases in stockholder value and that will therefore inure to the benefit of all stockholders of the Company. The Board of Directors believes that the Company's executive compensation arrangements are reasonable in light of the needs of the Company, competitive compensation levels and the goals of retention and motivation of management. In determining salary and other compensation levels for the executive officers, primary consideration is given to each executive's level of responsibility and individual performance.

     At the beginning of the Company's fiscal year, the Board of Directors reviews the Company's near and long-term strategies and objectives with the President. These form the basis for adopting or modifying corporate annual operating income and net income plan goals recommended by the President. Based on this review, the Board of Directors establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Board of Directors considers, among other matters, marketplace pay levels and practices, as well as the Company's need to continue to attract, retain and motivate employees. Such compensation structure is discussed with the Board of Directors, which is asked to ratify base salary amounts and bonuses for officer level employees, including the Company's executive officers.

     At year-end, the Board of Directors in consultation with the President assess results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. No particular weightings are assigned by the Board of Directors to any such factors. Based on this assessment, the Board reviews and considers the President's year-end compensation proposals.

     Mr. Norton, President of the Company and President and Chief Executive Officer of the Operating Company, received a base salary of $185,096 for services rendered from the commencement of his employment with the Company through June 30, 1997, and received a cash bonus of $275,000 in fiscal 1998 with respect to services rendered from the commencement of his employment with the Company through September 30, 1997. In connection with the commencement of Mr. Norton's employment, he was granted Non-Qualified Stock Options to purchase (i) 60,000 shares of Class A Common Stock at an exercise price of $7.50 per share and (ii) 50,000 shares of Class A Common Stock at an exercise price of $25.00 per share. In fiscal 1997 Mr. Norton purchased 30,000 shares of Class A Common Stock. In fiscal 1998 the Company issued Mr. Norton 20,000 additional shares of Class A Common Stock, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time. The Board of Directors believes that Mr. Norton's compensation is competitive with that of Chief Executive Officers of comparable companies and deems such compensation to be fair and appropriate.

                                          The Board of Directors

                                            Richard C. Perry
                                            Veronica K. Ho
                                            Gary K. Silberberg
                                            Geoffrey Rehnert
                                            Habib Y. Gorgi

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return of the Company's Class A Common Stock with the Standard & Poor's MidCap 400 Stock Index and the cumulative total return on the index for the standard industrial classification code, Business Services. The cumulative total returns for each index were prepared by Media General Financial Services. Each case assumes an initial investment of $100 after the close of the market on August 25, 1996, as well as the reinvestment of any dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                             AMONG FTD CORPORATION,
                      S&P MID-CAP INDEX AND SIC CODE INDEX

        MEASUREMENT PERIOD                 FTD             SIC CODE
      (FISCAL YEAR COVERED)          CORPORATION(1)          INDEX           S&P MID-CAP
1996                                           100.00             100.00             100.00
1997                                           206.67              98.81             125.06

                     ASSUMES $100 INVESTED ON AUG. 25, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 1997
-------------------------
(1) Because no established public trading market exists for the Company's Class A Common Stock, values were based on an assumed stock price of $7.50 and $15.50 per share at August 25, 1996 and June 30, 1997, respectively. The foregoing prices were used by FTD for purposes of granting stock options to employees under the FTD Corporation 1994 Stock Award and Incentive Plan. There can be no assurance that such price per share represents the actual fair market value of a Share of Class A Common Stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for the Company's last three fiscal years, the compensation of those persons who were, at June 30, 1997, the chief executive officer and the other four most highly compensated officers of the Company, the Company's former chief executive officer and two persons who would have been one of the four most highly compensated executive officers during fiscal 1997 but were not serving on June 30, 1997 (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                               --------------------------
                                                  ANNUAL COMPENSATION(1)       SECURITIES
                                               ----------------------------    UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS      OPTIONS(#)    COMPENSATION
        ---------------------------            ----     ------      -----      ----------    ------------
Robert L. Norton(2)........................    1997    $185,096    $     --     110,000        $  2,147(3)
  President -- FTD Corporation
  President and Chief Executive Officer --
  Operating Company
Margaret C. Whitman(4).....................    1997     160,115      99,500          --         130,421(5)
  Former President and Chief Executive
     Officer                                   1996     258,038          --          --         100,517(6)
                                               1995      85,600     100,000     255,000           7,018(7)
Rock A. Davis..............................    1997     152,788       6,000       5,000           2,800(3)
  Vice President Marketplace --                1996     125,288      11,000      30,000           2,693(3)
  Operating Company                            1995       2,404          --          --              52(3)
Scott D. Levin.............................    1997     137,885      25,000      30,000          18,127(8)
  Secretary -- FTD Corporation                 1996      17,788          --          --          11,271(9)
  Vice President Administration, General
  Counsel and Secretary -- Operating
  Company
Douglas L. Hagemann(10)....................    1997     149,730          --          --          11,808(11)
  Former Vice President of Finance and         1996     149,730          --          --           2,859(3)
  Stockholder Relations --                     1995     144,422      16,500          --          17,136(12)
  Operating Company
Louis E. Nagy, Jr.(13).....................    1997     153,004          --          --         100,054(14)
  Former Vice President Marketing and
     Product                                   1996     125,192          --      30,000          14,516(15)
  Development -- Operating Company             1995      40,866      17,500          --             777(3)

-------------------------
 (1) Includes cash bonuses paid in the referenced fiscal year with respect to services rendered in the prior fiscal year. Excludes cash bonuses paid in the following fiscal year with respect to services rendered in the referenced fiscal year, which cash bonuses paid in fiscal 1998 with respect to services rendered in fiscal 1997 are as follows: Rock A. Davis ($80,000), Scott D. Levin ($75,000) and Douglas L. Hagemann ($10,000). The bonuses for Mr. Davis and Mr. Levin were paid pursuant to the KMIP. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Key Management Incentive Plan."

 (2) Excludes a cash bonus paid to Mr. Norton in the first quarter of fiscal 1998 with respect to services rendered by Mr. Norton from the commencement of his employment with the Company through September 30, 1997, pursuant to certain employment arrangements between Mr. Norton and the Company. The amount of such bonus is $275,000. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Norton Employment Arrangements."

 (3) Represents flexible dollars for use in connection with the Company's benefit plans.

 (4) Ms. Whitman was President and Chief Executive Officer from March 1995 until the termination of her employment agreement on January 3, 1997.

 (5) Reflects $128,419 for the forgiveness of debt, and $ 2,002 for flexible dollars for use in connection with the Company's benefits plans.

 (6) Reflects $3,461 for flexible dollars for use in connection with the Company's benefit plans and $97,056 for the forgiveness of debt used to purchase shares of Class A Common Stock.

 (7) Reflects $1,370 for flexible dollars for use in connection with the Company's benefit plans and $5,648 for the forgiveness of debt used to purchase shares of Class A Common Stock.

 (8) Reflects $2,424 for flexible dollars for use in connection with the Company's benefit plans and $15,703 for moving expenses.

 (9) Reflects $275 for flexible dollars for use in connection with the Company's benefit plans and $10,996 for moving expenses.

(10) Mr. Hagemann was Vice President Finance and Stockholder Relations of the Operating Company from July 1996 until September 1997.

(11) Reflects $8,874 for Universal Life Insurance and $2,934 for flexible dollars for use in connection with the Company's benefit plans.

(12) Reflects $14,327 for Universal Life Insurance and $2,809 for flexible dollars for use in connection with the Company's benefit plans.

(13) Mr. Nagy was Vice President Marketing and Product Development of the Operating Company from March 1995 until April 1997.

(14) Reflects $8,062 as part of severance arrangement with the Company, $89,552 for moving and related expenses and $2,440 for flexible dollars for use in connection with the Company's benefit plans.

(15) Reflects $2,963 for flexible dollars for use in connection with the Company's benefit plans and $11,553 for moving expenses.

     The following table sets forth individual grants of stock options made to the Named Officers during the fiscal year ended June 30, 1997. Options are exercisable for Class A Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
                            ------------------------------                                    VALUE AT ASSUMED
                                               PERCENT OF                                     ANNUAL RATES OF
                              NUMBER OF          TOTAL                                          STOCK PRICE
                              SECURITIES        OPTIONS                                       APPRECIATION FOR
                              UNDERLYING       GRANTED TO     EXERCISE OR                       OPTION TERM
                               OPTIONS        EMPLOYEES IN     BASE PRICE     EXPIRATION    --------------------
          NAME              GRANTED (#)(1)    FISCAL YEAR        ($/SH)          DATE          5%         10%
          ----              --------------    ------------    -----------     ----------       --         ---
Robert L. Norton........        60,000(2)         23.5%          $ 7.50         6/6/2007    $248,078    $611,076
                                50,000(2)         19.6            25.00         6/6/2007
Rock A. Davis...........         5,000(2)          2.0             7.50        3/20/2007      20,675      50,923
Scott D. Levin..........        10,000(3)          3.9             7.50        10/1/2006      41,350     101,846
                                15,000(3)          5.9            25.00        10/1/2006
                                 5,000(4)          2.0             7.50        3/20/2007      20,675      50,923

-------------------------
(1) Options granted under the Option Plan.

(2) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being September 30, 1998 for Mr. Norton, and February 1, 1999 for Mr. Davis.

(3) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being April 18, 1998.

(4) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being February 1, 1999.

     The following table sets forth the June 30, 1997 aggregate value of unexercised options held by each of the Named Officers.

                        FISCAL YEAR-END OPTION VALUES(1)

                                            NUMBER OF SECURITIES UNDERLYING
                                        UNEXERCISED OPTIONS AT FISCAL YEAR-END                 VALUE OF UNEXERCISED
                                -------------------------------------------------------      IN-THE-MONEY OPTIONS AT
                                  SHARES                                                         FISCAL YEAR-END
                                ACQUIRED ON     VALUE                                      ----------------------------
            NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Robert L. Norton............        --           --               0          110,000         $    --        $480,000
Rock A. Davis...............        --           --           7,500           27,500          38,063         154,188
Scott D. Levin..............        --           --               0           30,000              --         120,000

-------------------------
(1) Because no established public trading market exists for the underlying securities, fiscal year-end option values were based on an assumed stock price of $15.50 per share, which price is currently used by the Company for purposes of granting additional options under the Option Plan. There can be no assurance that such price per share represents the actual fair market value of a Share.

     No options were exercised during the fiscal year ended June 30, 1997.

     1994 Stock Award and Incentive Plan. The Option Plan was adopted by the Board of Directors of the Company and approved by the Company's stockholders on December 9, 1994 and amended on June 12, 1995. The maximum number of shares of Class A Common Stock and Class B Common Stock, par value $.0005 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), authorized for issuance under the Option Plan is equal to 15% of the initial equity capital of the Company upon the consummation of the acquisition by the Company on December 19, 1994, of all of the outstanding equity of Florists' Transworld Delivery Association. The Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Option Plan a qualified plan within meaning of Section 401(a) of the Code.

     The Option Plan is designed to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers, other key employees, directors, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

     Options may be granted to officers, other key employees of the Company (collectively, the officers and key employees are referred to as "Eligible Employees"), directors of the Company (other than members of the Compensation Committee of the Board of Directors), and consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company (each, a "Participant"). As of June 30, 1997, stock options to purchase an aggregate of 217,000 shares of Class A Common Stock were outstanding (209,500 of which have not yet vested).

     The Option Plan is administered by the Board of Directors or, if appointed by the Board, the Compensation Committee (as applicable, the "Administrator"). The Company currently does not have a Compensation Committee. The Option Plan permits the Administrator to determine which Participants shall receive awards, the times when awards are to be granted and the number of shares, terms and conditions on which the awards will be granted (not inconsistent with the terms of the Option Plan). The Administrator is entitled to determine whether and to what extent stock options, Stock Appreciation Rights ("SARs"), Limited Stock Appreciation Rights ("LSARs"), Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted thereunder.

     The Option Plan provides for grants of "Incentive Stock Options," meeting the requirements of Section 422 of the Code and "Non-qualified Stock Options," which do not qualify as ISOs. Eligible Employees may be granted Incentive Stock Options, Non-qualified Stock Options, or both, while all other Participants may only be granted Non-qualified Stock Options, although all awards may be with or without Stock Appreciation Rights or Limited Stock Appreciation Rights. The option price per share under each

Incentive Stock Option or Non-qualified Stock Option is to be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value (as defined therein) of the stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted. The Company is authorized to make loans available to Participants in connection with the exercise of outstanding options granted under the Option Plan as the Administrator, in its sole discretion, may determine appropriate.

     Unless otherwise determined by the Administrator, the options shall not be transferable and shall only be exercisable during the optionee's lifetime by the optionee. In the event that an employee is terminated for any reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement.

     SARs and LSARs may be granted either alone ("Free Standing") or in conjunction with all or part of any option granted under the Option Plan ("Related Rights"). LSARs may only be exercised within the 30-day period following a Change of Control (as defined by the Administrator in the agreement evidencing such LSAR), and, with respect to LSARs that are Related Rights, only to the extent that the stock options to which they relate shall be exercisable in accordance with the provisions of the Option Plan.

     SARs that are Related Rights are exercisable only at such time or times and to the extent that the stock options to which they relate shall be exercisable. Upon the exercise of a SAR that is a Related Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or in some combination of cash and shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the option price per share specified in the related stock option multiplied by the number of shares of Common Stock in respect of which such Related Right SAR is being exercised. The Administrator has the right to determine the form of payment.

     SARs that are Free Standing are exercisable at such time or times and subject to such terms and conditions as are determined by the Administrator at or after the grant thereof. Upon the exercise of a SAR that is Free Standing, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or any combination of cash or shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the price per share specified in the grant thereof (which price shall be no less than 100% of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares of Common Stock in respect to which the right is being exercised. The Administrator has the right to determine the form of payment.

     Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Option Plan. Such awards are generally subject to restrictions on transfer and termination determined in the discretion of the Administrator. Such restrictions may be accelerated or waived in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service, death or disability or the occurrence of a Change of Control (as defined in the agreement evidencing such award).

     Upon the award of any restricted stock or performance shares, the participant will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock specifically set forth in the award agreement for the participant's restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a stockholder, other than the right to receive dividends, during the specified deferral period.

     The Administrator may amend, alter or discontinue the Option Plan, provided that any amendment which would (i) increase the total number of shares of stock reserved for the purpose of the Option Plan,

(ii) change the class of employees, directors, consultants and advisors eligible to participate in the Option Plan or (iii) extend the maximum option period must be approved by the stockholders to the extent such amendment would affect the qualified status of the Option Plan under Rule 16b-3 of the Act.

     Pension Plan. Prior to January 1, 1997, the Company provided a qualified defined benefit pension plan (the "Pension Plan") which covered all employees who received a regular stated salary and who did not work a varied schedule for purposes of meeting the peak demand requirements of the Company's business (provisional employees). Effective January 1, 1997, amendments to the Pension Plan were adopted, including the elimination of the accrual of future benefits under the Pension Plan.

     The following table shows the estimated annual pension benefits payable to a covered participant upon normal retirement at age 65 under the Pension Plan, based on the remuneration that is covered under the Pension Plan and years of service with the Company and its subsidiaries:

                                                                 YEARS OF SERVICE
                                          --------------------------------------------------------------
                                             5         10         15         20         25         30
REMUNERATION                                 -         --         --         --         --         --
------------                              --------------------------------------------------------------
 $ 50,000.............................    $ 4,150    $ 8,300    $12,450    $16,600    $20,750    $24,900
   60,000.............................      5,025     10,050     15,075     20,100     25,125     30,150
   70,000.............................      5,900     11,800     17,700     23,600     29,500     35,400
   80,000.............................      6,775     13,550     20,325     27,100     33,875     40,650
   90,000.............................      7,650     15,300     22,950     30,600     38,250     45,900
  100,000.............................      8,625     17,050     25,575     34,100     42,625     51,150
  110,000.............................      9,400     18,800     28,200     37,600     47,000     56,400
  120,000.............................     10,275     20,550     30,825     41,100     51,375     61,650
  130,000.............................     11,150     22,300     33,450     44,600     55,750     66,900
  140,000.............................     12,025     24,050     36,075     48,100     60,125     72,150
  150,000 to 270,000..................     12,900     25,600     38,700     51,600     64,500     77,400

     Pension Plan benefits, as shown above, are calculated based upon total years of services to a maximum of 30 years and the average of the five highest consecutive calendar years' salary, bonus and certain elements of other compensation and assume that participants have contributed all years to the Tax Deferred Account-Mandatory under the Company's 401(k) Retirement Savings Plan (as amended, the "401(k) Plan"). The annual pension benefits shown are computed as a straight life annuity with ten years certain period beginning at age 65, and assume that participants will transfer the balance of the Tax Deferred Account-Mandatory from the 401(k) Plan to the Pension Plan. The amounts paid under the Pension Plan are not offset by any social security payments. Mr. Hagemann is the only Named Officer eligible to receive benefits under the Pension Plan. Mr. Hagemann's covered compensation and the estimated years of service as of June 30, 1997 is $158,604 and 15.75 years.

     401(k) Plan. The Company has amended, effective January 1, 1997, its 401(k) Plan for all of its eligible employees to replace certain benefits eliminated under the Pension Plan. Generally, any employee who has completed 12 months of service and is over 21 years of age is eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. Participants in the 401(k) Plan are always fully vested in their own contributions. The 401(k) Plan provides that the Company may make matching contributions to the 401(k) Plan based on the Company's net income and at the discretion of the Board of Directors. Each participant becomes fully vested in the Company's contributions allocated to his or her account upon completion of five years of service. The Company's contributions are tax-deductible to the Company. Company contributions to the 401(k) Plan for fiscal 1997 were not significant, and no contributions were made by the Company to the accounts of any of the Named Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of the Company's Common Stock as of October 17, 1997, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock; (ii) each director and Named Officer owning equity securities of the Company; and (iii) all executive officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and dispositive power as to the shares beneficially owned unless otherwise noted.

                                                                  CLASS A                   CLASS B
                                                                COMMON STOCK             COMMON STOCK
                                                                  (VOTING)                (NONVOTING)
                                                           ----------------------    ---------------------
                                                             NUMBER      PERCENT      NUMBER      PERCENT
                                                           OF SHARES     OF CLASS    OF SHARES    OF CLASS
                                                           ---------     --------    ---------    --------
Perry Partners(1)......................................     3,729,431     61.49            --         --
  599 Lexington Avenue
     New York, NY 10022
Bain Funds(2)..........................................       770,802     12.71            --         --
  Two Copley Place
     Boston, MA 02116
Richard C. Perry(3)....................................     3,729,431     61.49            --         --
Habib Y. Gorgi(4)......................................       148,766      2.45       310,944      19.85
Geoffrey Rehnert(5)....................................       770,802     12.71            --         --
Robert L. Norton(6)....................................        50,000         *            --         --
Rock A. Davis(7).......................................        12,500         *            --         --
Scott D. Levin(8)......................................         3,333         *            --         --
All executive officers and directors of FTD as a group
  (10 people)(9).......................................     4,714,832     77.74       310,944      19.85

-------------------------
 *  Represents less than 1%

(1) Perry Acquisition Partners, L.P. ("Perry Partners").

(2) A group of five investment funds (the "Bain Funds") controlled by Bain.

(3) The address of Mr. Perry is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. All of the shares shown are held by Perry Partners. Mr. Perry has a controlling interest in Perry Investors, L.L.C., the general partner of Perry Partners. Accordingly, Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners. Mr. Perry disclaims beneficial ownership of such shares.

(4) The address of Mr. Gorgi is c/o Fleet Equity Partners, 50 Kennedy Place, Providence, Rhode Island 02903. Includes shares owned by Fleet Financial Group, Inc. ("FGR"), Fleet Equity Partners VII, L.P. ("FEP"), and Chisholm Partners II, L.P. ("CPII") (the "Fleet Funds"). Two of the Fleet Funds are controlled by FFG, and one of the Fleet Funds is controlled by an affiliate of a FFG subsidiary. Mr. Gorgi is the President of FGR, Silverado V Corp. ("SVC") and Silverado II Corp. ("SIIC"). FGR and SVC are general partners of FEP, and SIIC is the general partner of Silverado II L.P. ("SIILP"), which is the general partner of CPII. Mr. Gorgi is also a limited partner of FEP and SIILP. As President of FGR, SVC and SIIC, Mr. Gorgi may be deemed to share voting and dispositive power with Robert M. Van Degna, Chairman & CEO of those entities. Mr. Gorgi disclaims beneficial ownership of all shares which are directly owned by FGR and those shares which are directly owned by FEP and CPII, except for his pecuniary interest therein.

(5) The address of Mr. Rehnert is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116. All of the shares shown are owned by the Bain Funds. Mr. Rehnert is a Managing Director of Bain, which is a general partner of the Bain Funds. Accordingly, Mr. Rehnert may be deemed to share voting and dispositive power as to the shares held by the Bain Funds. Mr. Rehnert disclaims beneficial ownership of such shares. In addition, the other Managing Directors of Bain, Joshua Bekenstein, Edward Conrad, David Dominik, Paul Edgerley, Robert Gay, Adam Kirsch, Mark Nunnelly, Mitt Romney, Stephan Pagliuca, Mark B. Wolpow and Robert White, may also be deemed to share voting and dispositive power as to, and also disclaim beneficial ownership of, such shares.

(6) The address of Mr. Norton is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 20,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999. The shares owned by Mr. Norton are subject to certain restrictions on transfer.

(7) The address of Mr. Davis is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 7,500 shares issuable upon exercise of outstanding options which are currently exercisable. The shares owned by Mr. Davis are subject to certain restrictions on transfer.

(8) The address of Mr. Levin is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. The shares owned by Mr. Levin are subject to certain restrictions on transfer.

(9) Includes 20,000 restricted shares which will vest in three annual installments commencing September 30, 1999 and includes 7,500 shares issuable upon exercise of outstanding options which are currently exercisable.

     Except as described above, no directors or executive officers of the Company beneficially own any shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Management Consulting Services Agreement. Parties related to each of Perry Partners, the Bain Funds and the Fleet Funds (the "Principal Stockholders") have entered into an agreement for management consulting services (the "Management Consulting Services Agreement") with the Company pursuant to which they will make management, financial and other corporate advisory services available to the Operating Company. Subject to certain limitations contained in the credit agreement dated December 19, 1994, as amended, between the Company, Banker's Trust Company, as agent, and other institutions party thereto (the "Bank Credit Agreement") and the indenture with respect to the Operating Company's $60.0 million aggregate principal amount of 14% Senior Subordinated Notes, due 2001 (the "Notes"), for each fiscal year of the Company, the Operating Company will pay dividends to the Company sufficient to allow the Company to pay such affiliates $400,000 per year plus up to an additional $1.6 million per year conditioned upon the achievement of certain levels of operating income, and reimbursement of reasonable out-of-pocket expenses. Subject to certain conditions, such fee will be shared by the parties thereto in proportion to their relative ownership interests in the Company. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders received $1.0 million for the year ended June 30, 1997.

     Certain directors of the Company will receive indirectly a portion of the management fee as a result of their ownership interest in or other relationship with the entities providing services to the Operating Company. Mr. Rehnert, a director of the Company designated by the Bain Funds, is a Managing Director of Bain Capital, Inc. Mr. Gorgi, a director of the Company also designated by the Bain Funds, is the President of certain entities which own shares of Class A Common Stock, directly or indirectly through general partnership interests. Mr. Perry, Ms. Ho and Mr. Silberberg, directors of the Company designated by Perry Partners, have an interest in Perry Investors, L.L.C. Assuming the relative ownership interest among the Principal Stockholders remains unchanged, Bain, FGR and Perry Investors, L.L.C. will be entitled to 23.33%, 11.67% and 65%, respectively, of the fees to be paid by the Company under the Management Consulting Services Agreement. The portion of such fee each of such directors will receive, if any, is discretionary.

     Stockholders' Agreement. Pursuant to the Stockholders' Agreement, dated December 19, 1994, among the Company and the Principal Stockholders (the "Stockholders' Agreement"), each of the Principal

Stockholders has agreed, among other things, (i) to vote its shares of Class A Common Stock in order to elect and maintain a board of directors of the Company and each of its subsidiaries (including the Operating Company), which consists of six nominees of Perry Partners and the three nominees Bain Funds and, in the case of the Operating Company, FTD Association, an Ohio non-profit corporation, nominees as well, (ii) that certain actions taken by the Company, including (A) amending the certificate of incorporation or by-laws of the Company, (B) entering into acquisitions of assets or stock exceeding $4 million or any merger, consolidation or sale of the Company and (C) declaring or paying dividends to Stockholders, require the approval of two of the directors nominated by Perry Partners and two of the directors nominated by the Bain Funds and (iii) to certain restrictions on transferring its shares of Class A Common Stock, including grants to the other Principal Stockholders of certain rights with respect to the sale of its Class A Common Stock.

     Norton Employment Arrangements. The Company and the Operating Company have entered into employment arrangements with Mr. Norton to serve as President of the Company and President and Chief Executive Officer of the Operating Company. Although Mr. Norton does not have an employment agreement with the Company, pursuant to the terms of letters from the Operating Company to Mr. Norton dated October 17, 1996 and June 6, 1997 (collectively, the "Norton Employment Arrangements"), Mr. Norton received an annual base salary of $275,000 plus an annual bonus and salary increase based on performance criteria established by the Board of Directors. Effective October 1, 1997, Mr. Norton's annual base salary was increased to $300,000 pursuant to the terms of the Norton Employment Arrangements. Mr. Norton's annual bonus is paid at the end of the first quarter of the fiscal year based upon performance criteria met as of the end of the immediately preceding fiscal year.

     Pursuant to the Norton Employment Arrangements, Mr. Norton was granted Non-Qualified Stock Options to purchase (i) 60,000 shares of Class A Common Stock at an exercise price of $7.50 per share and (ii) 50,000 shares of Class A Common Stock at an exercise price of $25.00 per share. Also, pursuant thereto, Mr. Norton purchased 30,000 shares of Class A Common Stock at a price of $7.50 per share and the Company issued Mr. Norton 20,000 additional shares of Class A Common Stock, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time.

     The Norton Employment Arrangements provide that Mr. Norton shall be paid an amount equal to twelve month's salary if his employment is terminated (other than for cause) by the Operating Company at any time after October 28, 1997.

     Levin Note. The Company loaned $150,000 to Mr. Levin pursuant to a five-year, interest bearing recourse note dated June 30, 1997 (the "Levin Note"), with accrued interest and principal due and payable at maturity. The Levin Note bears interest at 7% per annum. At October 31, 1997, $153,530 in principal and interest was outstanding under the Levin Note.

     Key Management Incentive Plan. Mr. Davis and Mr. Levin are participants in the Company's Key Management Incentive Plan which covers approximately 30 key employees of the Company and provide bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the United States Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended June 30, 1997.

APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to audit the books and financial records of the Company for the year ending June 30, 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement if they desire to do so.

ANNUAL REPORT/FORM 10-K

     The Company's 1997 Annual Report to its stockholders is a reproduction of its Form 10-K filed with the SEC, excluding the Index to Exhibits and any filed exhibits, and is being mailed to all stockholders concurrently with this Information Statement. Copies of the Company's Form 10-K (without exhibits) as filed with the SEC may be obtained by writing to Attention: Secretary, FTD Corporation, 3113 Woodcreek Drive, Dowers Grove, Illinois 60515.

STOCKHOLDERS PROPOSALS

     To be considered for presentation at the annual meeting of the Company's stockholders to be held in 1998, a stockholder proposal must be received by Scott D. Levin, Secretary, FTD Corporation, 3113 Woodcreek Drive, Downers Grove, Illinois 60515, no later than June 24, 1998.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Meeting.

INCORPORATION BY REFERENCE

     The Financial Statements contained in the Annual Report accompanying this Information Statement are incorporated herein by reference.

                                         By Order of the Board of
                                                Directors,

                                          ROBERT L. NORTON
                                          President

Downers Grove, Illinois
October 22, 1997